Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-272680 February 2, 2024 BITCOIN ETFs HAVE LANDED. I BIT, the iShares Bitcoin Trust, now lets you access Bitcoin where you get your stocks and bonds, so you can manage all your investments in one place.Get your share of progress. iShares. by BlackRock The iShares Bitcoin Trust (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-4 7 4-2737. The iShares Bitcoin Trust is not an investment company registered under the Investment Company Act of 1940, and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. Investing involves risk, including possible loss of principal. An investment in the Trust may be deemed speculative and is not intended as a complete investment program. An investment in Shares should be considered only by persons financially able to maintain their investment and who can bear the risk of total loss associated with an investment in the Trust. Investing in digital assets. such as bitcoin, involves significant risks due to their extreme price volatility and the potential for loss, theft. or compromise of private keys. The value of the shares is closely tied to acceptance. industry developments. and governance changes. making them susceptible to market sentiment. Digital assets represent a new and rapidly evolving industry, and the value of the Shares depends on the acceptance of bitcoin. Changes in the governance of a digital asset network may not receive sufficient support from users and miners, which may negatively affect that digital asset network's ability to grow and respond to challenges Investing in the Trust comes with risks that could impact the Trust's share value, including large-scale sales by major investors. security threats like breaches and hacking, negative sentiment among speculators, and competition from central bank digital currencies and financial initiatives using blockchain technology. A disruption of the internet or a digital asset network. such as the Bitcoin network, would affect the ability to transfer digital assets. including bitcoin, and, consequently, would impact their value. There can be no assurance that security procedures designed to protect the Trust's assets will actually work as designed or prove to be successful in safeguarding the Trust's assets against all possible sources of theft, loss or damage. The Trust may incur certain extraordinary, non-recurring expenses that are not assumed by the Sponsor. Shares of the Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The sponsor of the trust is iShares Delaware Trust Sponsor LLC (the "Sponsor'). BlackRock Investments, LLC C'BRIL"). assists in the promotion of the Trust. The Sponsor and BRIL are affiliates of BlackRock, Inc. The Bitcoin Custodian is Coin base Custody Trust Company, LLC, which is not affiliated with BlackRock, Inc. The Sponsor is not responsible for losses incurred due to loss, theft. destruction, or compromise of the trust's bitcoin. Prepared by BlackRock Investments, LLC, member FINRA. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK and iSHARES are trademarks of BlackRock, Inc. or its affiliates. All other trademarks are those of their respective owners.